As filed with the Securities and Exchange Commission on August 13, 1997
                                          Registration No. 333-____________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                              _____________________
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              _____________________
                                  NEOPATH, INC.
             (Exact name of registrant as specified in its charter)
                  Washington                    91-1436093
           (State or other jurisdiction of      (I.R.S. Employer
           incorporation or organization)    Identification Number)
                             8271-154th Avenue N.E.
                            Redmond, Washington 98052
                                 (425) 869-7284
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 ALAN C. NELSON
                      President and Chief Executive Officer
                                  NeoPath, Inc.
                             8271-154th Avenue N.E.
                            Redmond, Washington 98052
                                 (425) 869-7284
    (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              _____________________
                                   Copies to:
                              MICHAEL E. STANSBURY
                            STEPHANIE G. DALEY-WATSON
                                 Perkins Coie
                          1201 Third Avenue, 40th Floor
                         Seattle, Washington 98101-3099
                                 (206) 583-8888
                              _____________________
  Approximate date of commencement of proposed sale to the public: As  soon as practicable after this Registration Statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
  If  any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                              _____________________
                         CALCULATION OF REGISTRATION FEE
                                           Proposed
                                           Maximum
                                          Aggregate       Amount of
        Title of Each Class                Offering      Registration
 of Securities to Be Registered            Price(1)          Fee
--------------------------------------   -----------     ------------
Common Stock, par value $.01 per share    $6,896,037        $2,090

(1)     Computed in accordance with Rule 457(o) under the Securities Act of
  1933.
                              _____________________
  The registrant hereby undertakes to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these Securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                  SUBJECT TO COMPLETION, DATED AUGUST 13, 1997

                                 421,132 Shares
                                  NEOPATH, INC.
                              _____________________
                                  Common Stock
                           (par value $0.01 per share)
                              _____________________

     All of the 421,132 shares of Common Stock of NeoPath, Inc. ("NeoPath" or the "Company") offered hereby (the "Shares") may be sold by certain of the Company's shareholders (the "Selling Shareholders") from time to time in transactions in the over-the-counter market or otherwise at market prices prevailing at the time of sale, at prices related to such prevailing market prices or in negotiated transactions. See "Selling Shareholders and Plan of Distribution." The Company will not receive any of the proceeds from the sale of the Shares.

     The Shares include 97,127 shares issued as a portion of the purchase price paid by NeoPath on June 23, 1997 for the purchase of the Pathfinder(r) System from CompuCyte Corporation ("CompuCyte"). This Prospectus has been prepared so that future sales of the Shares will not be restricted under the Securities Act of 1933, as amended (the "Securities Act"). In connection with any sales, the Selling Shareholders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. See "Selling Shareholders and Plan of Distribution."

     The Common Stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "NPTH." On August 11, 1997, the last reported sales price of the Common Stock on Nasdaq was $16.375 per share.

    The shares of Common Stock offered hereby involve a high degree of risk.
                     See "Risk Factors" beginning on page 4.
                              _____________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              _____________________


                 The date of this Prospectus is _________, 1997.

                              AVAILABLE INFORMATION

     NeoPath,  a  Washington corporation, is subject to  the  informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, NeoPath is an electronic filer, and the Commission maintains a web site (http://www.sec.gov) that contains certain reports, proxy statements and other information regarding registrants that file electronically with the Commission. Reports and other information concerning the Company can also be inspected at the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, also are available for inspection and copying as set forth above. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     THIS  PROSPECTUS  INCORPORATES DOCUMENTS BY  REFERENCE  THAT  ARE  NOT
PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO THE SECRETARY, NEOPATH, INC., 8271-154TH AVENUE N.E., REDMOND, WASHINGTON 98052, TELEPHONE NUMBER
(425) 869-7284.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (File No. 0-25210) pursuant to the Exchange Act are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

     2. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on November 30, 1994, including any amendment or report filed for the purpose of updating such description;

     3. The Company's Proxy Statement filed with the Commission on April 14, 1997; and

     4. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

     All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering of Common Stock offered hereby shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing such documents. Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.

                                   THE COMPANY

     The   Company   develops  and  markets  products  that  automate   the
interpretation of medical images. The Company's initial products include two automated screening systems that integrate proprietary high-speed image processing computers, video imaging technology and sophisticated image interpretation software to capture and analyze thousands of microscopic images from a Papanicolaou ("Pap") smear slide, as well as the Pathfinder System recently acquired from CompuCyte. In September 1995, the
United States Food and Drug Administration (the "FDA") cleared for commercial use the Company's first product, the AutoPap 300 QC Automatic Pap Screener System (the "AutoPap QC"). In early 1996, the Health Care Financing Administration officially allowed clinical laboratories to use the AutoPap QC in the quality control review of Pap smear slides that have been initially screened by cytologists as normal. This decision allows the AutoPap QC to be used in meeting federally mandated Pap smear slide rescreening requirements.

     NeoPath is seeking FDA approval of its second product, the AutoPap Automatic Pap Screener System (the "AutoPap Screener," and, together with the AutoPap QC, the "AutoPap System"). The Company is in the process of reviewing the results of the clinical studies that support an amendment to the Company's Pre-Market Approval ("PMA") supplement for the use of the AutoPap System as a primary screener of Pap smear slides. The Company plans to submit the amended PMA supplement to the FDA in 1997. During the first quarter of 1997, the Ministry of Health and Welfare in Japan approved the AutoPap System for sale as a Pap smear screening system.

     In June 1997, the Company acquired the Pathfinder System product line from CompuCyte for an aggregate purchase price of $2.5 million in cash (excluding transaction costs), a $500,000 short-term note payable, and 97,127 shares of the Company's Common Stock. The Pathfinder System is designed to provide improved productivity and quality assurance in the clinical cytology laboratory by computerizing the cytotechnologists' microscopes, thereby helping to eliminate screening errors and facilitating critical cell identification in applications such as Pap smear screening for the early detection of cervical cancer. NeoPath intends to sell the Pathfinder System as a stand-alone product and to evaluate a potential integration of the technology into the AutoPap System.

     The Company's principal offices are located at 8271-154th Avenue N.E., Redmond, Washington 98052 and its telephone number is (425) 869-7284.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective investors should carefully consider the following in evaluating the Company and its business. This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in this section and elsewhere in this Prospectus.

Limited Operating History; History of Losses

     The Company has a limited operating history and, prior to 1996, was focused primarily on product development, obtaining regulatory approvals and establishing manufacturing capability. NeoPath began recognizing product revenues in 1996 and reported a total of $3.1 million in revenues in 1996, with a corresponding net loss of $17.7 million. NeoPath reported revenues of $4.5 million in the first six months of 1997, with a corresponding net loss of $12.9 million.

     The Company's losses since its inception have resulted in an accumulated deficit of $77.4 million as of June 30, 1997. The Company does not anticipate achieving profitability until at least the second half of 1998 as it continues to expand its sales, marketing, and customer service and support capabilities and continues its research and development activities (including clinical studies). There can be no assurance that the Company will achieve profitability or that the Company will not be required to seek additional capital. There can be no assurance that adequate funding will be available, if needed, or on terms acceptable by the Company.

Uncertainty of Market Acceptance; Market Consolidation

     The Company's success and growth depend on market acceptance of the AutoPap System among clinical laboratories, healthcare providers, third-party healthcare payors and patients, which market acceptance cannot be assured. The Company's success also depends on customers' acceptance of NeoPath's fee-per-use and sale programs. Even if the Company's products were to gain market acceptance, the amount of revenue to be derived by the Company from the AutoPap System would depend to some extent on the availability of reimbursement from third-party healthcare payors such as government and private insurance plans. There can be no assurance that the medical community or third-party healthcare payors will fully accept an automated Pap smear rescreening system to supplement or replace current laboratory Pap smear review practices. Moreover, due in part to a continued trend toward consolidation of clinical laboratories, the Company expects that the number of potential domestic customers for its products will decrease. Due to the relative size of the largest U.S. laboratories, the Company is likely to have a significant proportion of its sales concentrated among a relatively small number of customers. These factors may increase the Company's dependence on sales to the largest clinical laboratories and the bargaining leverage of those potential customers.

Uncertainty of Product Regulatory Clearance

     The manufacture and sale of medical diagnostic devices intended for commercial use are subject to extensive governmental regulation in the United States. Similar requirements are imposed by comparable governmental agencies in certain other countries. The AutoPap QC has been cleared for commercialization in the United States. Both AutoPap Systems have been cleared for commercial marketing in Japan, Canada, Australia, New Zealand
and  The  Netherlands.   Before any U.S. commercial sales  of  the  AutoPap
Screener  may  commence, an FDA submission must be prepared  and  clearance
granted.   The  Company  is in the process of reviewing the results from clinical studies of the AutoPap Screener and plans to submit a revised PMA supplement to the FDA later in 1997. There can be no assurance, however, that the Company's clinical studies will support a revised submission, or that the Company will file a PMA supplement in 1997, if at
all.   Moreover,  the FDA review process can be lengthy and unpredictable.
There can be no assurance that applicable governmental regulatory agencies in the United States and elsewhere will approve the AutoPap Screener for commercial use on a timely basis, if at all. If clearance to market is granted, there can be no assurance that it will cover all the clinical indications for which the Company seeks clearance or that it will not contain significant limitations, which may include warnings, precautions or
contraindications,   or  requests   for postmarket   studies.    Additional
regulatory requirements could be imposed by legislation or regulation.  The
Company   may  also  encounter  delays  or  rejections  of  its  regulatory
applications  based  on  changes  in  applicable  regulatory  policies   or
regulations.   Although  the FDA has inspected the Company's  manufacturing operations with respect to the AutoPap QC for compliance with Good Manufacturing Practices ("GMP"), the Company's manufacturing processes remain subject to GMP regulation and inspection.

Limited  Marketing,  Sales  and  Service  Experience;  Risks  Inherent   in
International Transactions

     The Company intends to market, sell, service and support the AutoPap System in countries where it has obtained regulatory approval through a direct sales force in North America and a combination of a direct sales force and independent distributors in foreign markets. The Company has limited marketing, sales and service experience, and there can be no assurance that the Company will be able to recruit and retain skilled sales, marketing, service or support personnel or foreign distributors, or that the Company's marketing and sales efforts will be successful. With regard to international distribution arrangements for the placement of AutoPap Systems, the Company will depend on the efforts of third parties. There can be no assurance that such efforts will be successful. In addition, a number of risks are inherent in international transactions, including regulatory delays or disapprovals with respect to the Company's products, government controls, export license requirements, political instability, price controls, trade restrictions, changes in tariffs or difficulties with foreign distributors.

Sole or Limited Source of Supply; Governmental Regulation of Manufacturing

     The  Company  purchases  all components for the  AutoPap  System  from outside vendors. A major component of the AutoPap System, the slide tray motion system, is supplied by a sole-source vendor. Certain other components, such as the video cameras, are currently supplied by a single vendor, and components provided by additional or replacement suppliers would require some modification to be incorporated into the AutoPap System. The establishment of additional or replacement sources of supply for many AutoPap System components cannot be accomplished quickly, and substitution of components could require regulatory approval, the receipt of which cannot be assured. Accordingly, a vendor's inability to supply acceptable components in a timely manner and in the quantity required could delay the Company's manufacture of, or cause the Company to cease manufacturing, its products. Any such delay or cessation could have a material adverse effect on the Company.

     Manufacturers of medical diagnostic devices are subject to strict federal regulations regarding validation and the quality of manufacturing, including periodic FDA inspections of the manufacturing facilities of diagnostic device manufacturers to determine compliance with GMP regulations. The Company's manufacturing operations, including any expansion of such operations, will continue to be required to comply with these and all other applicable regulations, and with applicable regulations imposed by other governments. The Company's failure to comply with GMP regulations could result in civil or criminal penalties or enforcement proceedings being imposed on the Company, including the recall of a product or a "cease distribution" order requiring the Company to stop placing its products in service or selling its products, as the case may be. Similar results could occur if the Company were to violate foreign regulations. There can be no assurance that the Company will be able to attain or maintain compliance with GMP requirements. Failure to maintain compliance with the applicable manufacturing requirements of various regulatory agencies would have a material adverse effect on the Company.

Competition

     Competition in the medical device industry is intense, and the industry is characterized by rapid product development and technological change. The AutoPap System competes with existing manual methods of screening Pap smears through human review as well as with certain semi-automated systems. To compete effectively, the AutoPap System must demonstrate comparable or better accuracy relative to human review of Pap smears. The Company is currently aware of two direct competitors:
AutoCyte, Inc., which has focused on the development of a semi-automated system to prepare and analyze monolayer Pap smears (a potential alternative to conventional Pap smears), and Neuromedical Systems, Inc. ("NSI"), which is engaged in marketing a device for the semi-automated rescreening of conventional Pap smears. In addition to direct competition, the Company faces indirect competition through companies that manufacture thin layer slide preparation systems and devices that automate various aspects of cytology. In May 1996, Cytyc, Inc. received PMA approval from the FDA to market its ThinPrep System for cervical cancer screening as a replacement for the conventional Pap smear method.

     The Company believes that the AutoPap QC, and, subject to the Company's obtaining requisite regulatory approvals, the AutoPap Screener, will compete on the bases of accuracy and effectiveness, cost (including both charges by the Company to the laboratory and the laboratory's labor and overhead costs for its cytotechnologists), convenience to the laboratory, perception among influential cytopathologists and laboratories, and processing speed and reliability.

     There can be no assurance that the Company's competitors will not develop new technologies and products that will compete with, or will prove to be more effective than, the AutoPap System. Furthermore, although the Company is currently aware of only two direct competitors, there can be no assurance that others will not purchase or develop technologies that would compete with the AutoPap System or render it obsolete. Competitors may manufacture, market and sell their products or services more successfully than the Company, which could have an adverse effect on the Company's business and results of operation.

Dependence on Reimbursement; Potential Effect of Healthcare Reform

     Various third-party healthcare payors in the United States, including Medicare, Medicaid, managed care organizations and private insurance companies, such as Blue Cross/Blue Shield, are increasingly sensitive to containing healthcare costs and have identified new technology as being a primary factor in increased healthcare costs. There can be no assurance that third-party healthcare payors will provide reimbursement for procedures performed by the AutoPap System or that such reimbursement will be obtained in a timely manner or will be adequate. If Pap tests conducted using the AutoPap System are not approved for adequate levels of reimbursement, the Company's ability to commercialize the AutoPap System would be adversely affected. In addition, there can be no assurance that future healthcare legislation or other changes in the administration or interpretation of government healthcare or third-party reimbursement programs will not have a material adverse effect on the Company. Foreign countries have various healthcare reimbursement systems, and there can be no assurance that third-party reimbursement will be made available for the AutoPap System under any foreign reimbursement system.

Dependence on Single Product Line

     To date, the Company has concentrated its efforts primarily on development of the AutoPap System and has performed only limited research on other applications of its core technology. NeoPath's acquisition of the Pathfinder System provides a further source for Company revenues. However, the Company will continue to depend primarily on the successful development and marketing of the AutoPap System to generate revenues. There can be no assurance that the AutoPap System will be successfully commercialized.

Product Liability

     The commercial screening of Pap smears has been characterized by significant malpractice litigation. As a result, the Company faces risk of exposure to product liability, errors and omissions or other claims if use of the AutoPap System or other products that may be developed by the Company is alleged to have resulted in a false-negative diagnosis. Although the Company currently has product liability insurance, the medical device industry has experienced increasing difficulty in obtaining and maintaining reasonable product liability coverage, and substantial increases in insurance premium costs in many cases have rendered coverage economically impractical. There can be no assurance that product liability insurance will continue to be available to the Company when needed at a reasonable cost, that insurance coverage obtained by the Company will be adequate or that any product liability claim would not have a material adverse effect on the Company.

Dependence on Patents and Proprietary Rights; Risk of Third-Party Claims of Infringement

     NeoPath relies on a combination of patents, trade secrets and confidentiality agreements to protect its proprietary technology, rights and know-how. Including patents acquired pursuant to the Pathfinder System acquisition, the Company holds 30 U.S. patents and has 33 additional U.S. patents pending. There can be no assurance that pending patent applications will ultimately issue as patents or, if patents do issue, that the claims allowed will be sufficiently broad to protect what the Company believes to be its proprietary rights. In addition, there can be no assurance that issued patents or pending applications will not be challenged or circumvented by competitors, or that the rights granted thereunder will provide competitive advantages to the Company. There can be no assurance that the obligations of employees of the Company and third parties with whom the Company has entered into confidentiality agreements to maintain the confidentiality of trade secrets and proprietary information will effectively prevent disclosure of the Company's confidential information or provide meaningful protection for the Company's confidential information if there is unauthorized use or disclosure, or that the Company's trade secrets or proprietary information will not be independently developed by NeoPath's competitors.

     On July 15, 1996, NSI filed a lawsuit against the Company in the United States District Court for the Southern District of New York. The complaint alleges patent infringement, unfair competition, false advertising, and related claims.

On  September 5, 1996, the Company filed its answer and counterclaims.
The Company believes it has a strong position in this action and is defending itself vigorously.

     On March 31, 1997, the Company filed a patent infringement lawsuit against NSI in the United States District Court for the Western District of Washington. The complaint alleges patent infringement and seeks preliminary and permanent injunctions against NSI.

     There can be no assurance as to the outcome of this litigation.

Dependence on Key Personnel

     The Company is highly dependent on the principal members of its management and scientific staff, the loss of whose services might impede achievement of its strategic or research and development objectives. The Company's success will depend on its ability to retain key employees and to attract additional qualified employees. Competition among medical device companies for highly skilled scientific and management personnel is intense, and the failure to recruit such personnel or the loss of existing personnel could have a material adverse effect on the Company. The Company does not carry key person life insurance on its executives or other key personnel.

Highly  Volatile  Stock Price; Potential Fluctuations in  Future  Quarterly
Results

     The market price of shares of the Company's Common Stock, like that of the common stock of many other medical device companies, may be highly volatile. Factors such as the results of the Company's sales and marketing programs, clinical trials by the Company or its competitors, concerns as to the safety or efficacy of the Company's products or its competitors, announcements of technological innovations or new products by the Company or its competitors, governmental regulation, healthcare legislation, developments in patent or other proprietary rights of the Company or its competitors, fluctuations in the Company's operating results, and general market and economic conditions are likely to have a significant impact on the future price of the Common Stock.

     The   Company  expects  that  its  operating  results  may   fluctuate
significantly from quarter to quarter in the future and will depend on a number of factors, many of which are outside of the Company's control. These factors include: the rate and extent of market acceptance of the AutoPap System; the timing of approvals for payment reimbursement; the timing of regulatory approvals for the AutoPap Screener; the mixture of fee-per-use and sale contracts; the rate and size of expenditures incurred as NeoPath expands its domestic and foreign marketing and sales programs and continues its research and development efforts; the timing of domestic and foreign regulatory approvals; and the introduction and market acceptance of competing products or technologies.

                                 DIVIDEND POLICY

     NeoPath  has  never  paid cash dividends on  the  Common  Stock.   The
Company does not intend to pay cash dividends on the Common Stock in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1997:


                                                            June 30, 1997
                                                            (in thousands,
                                                          except share data)

Cash, cash equivalents and securities available-for-sale        $43,139
                                                                =======
Obligations under capital leases, less current portion           $  142
Shareholders' equity:
Preferred Stock, $.01 par value;
   10,000,000 shares authorized; none
   issued and outstanding                                           --
Common Stock, $.01 par value;
   40,000,000 shares authorized; 14,341,764 shares
   outstanding (1)                                              140,841
Accumulated deficit                                             (77,395)
                                                                -------
Total shareholders' equity                                       63,446
                                                                -------
Total capitalization                                            $63,588
                                                                =======
__________________
(1) Excludes 48,563 contingent shares of Common Stock issued in the Pathfinder System acquisition. Also excludes 2,305,396 shares of Common Stock reserved for issuance upon exercise of options under the Company's stock option plans, of which options to purchase 1,836,338 shares were outstanding as of June 30, 1997.

                  SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

     The Shares of Common Stock offered hereby have been registered pursuant to the Company's agreement with CompuCyte that it would register the shares of Common Stock issued to it in connection with the acquisition of the Pathfinder System product line and would keep such registration effective as specified in such agreement, as well as the Company's agreement with certain warrantholders to register the shares underlying such warrants in specified circumstances. The Shares have been registered to remove their restricted status under the Securities Act. Pursuant to this registration, the Selling Shareholders may choose to sell all or any of the Shares from time to time in transactions in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at
prices   related  to  the  then-current  market  price  or  in   negotiated
transactions. The Company may suspend the use of this Prospectus for sales of Shares under certain circumstances.

     The  Shares  may be sold in one or more of the following transactions:
(a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers and dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated (and, if such broker-dealer acts as agent for the purchase of such shares, from such purchaser). Broker-dealers may agree with the Selling Shareholders to sell a specified number of Shares at a stipulated price per Share, and, to the extent such broker-dealer is unable to do so acting as agent for the Selling Shareholders, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above.

     The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

     The   following  table  sets  forth  as  of  July  25,  1997,  Selling
Shareholders'  beneficial  ownership of the Company's  Common  Stock.   The
Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.
                                                          Shares
                                                           That         Percent
                                            Shares        May Be        of Class
                                         Beneficially      Sold          After
Name of Shareholder                          Owned       Hereunder      Offering
--------------------------------------    ----------     --------       --------
CompuCyte Corporation                       97,127         97,127          *
New Enterprise Associates III, L.P. (1)      7,094          7,094          *
New Enterprise Associates V, L.P.(1)(2)    107,501        100,001          *
Ronald A. Everson                           16,734          8,400          *
Roy M. Svee                                 13,584          5,250          *
Lloyd A. Amundson                            2,769          2,769          *
Invemed Associates, Inc.(3)                266,239        120,864          *
Cristina H. Kepner(3)                       51,819         13,334          *
Elwood D. and Virginia Howse, Jr.           15,866          3,106          *
Elwood D. Howse, Jr.                           385            385          *
Caril G. and Ruby Nelson                     4,584          4,584          *

Mellon Bank, N.A., Master Trustee for
 Bell Atlantic Master Pension Trust          2,386          2,386          *
Dean E. Sanders                              2,308          2,308          *
Henry Platt                                 33,473         16,668          *
Anthony G. Orphanos                          7,000          7,000          *
Samuel N. Stroum                               477            477          *
Delos V. Steenson                            2,308          2,308          *
Michael E. Chorley                           1,154          1,154          *
Lawrence W. and Joan R. Carlsen              5,321          5,321          *
Vicki Sue Nelson                               167            167          *
The Silverado Fund I, Limited
 Partnership(4)                              6,668          6,668          *
Dana G. Howse                                  940            461          *
Robin Howse Dullea                             798            391          *
L. Denison Howse                               940            461          *
Carolyn J. Terry Gallagher                     807            145          *
Thomas J. and Barbara D. Cable              40,640          5,385          *
Paul A. Downey                              11,667          4,167          *
George E. Thompson                           5,382          2,691          *
Norma L. Gallagher                             178             60          *
                                         ---------      ---------      ------
                                           706,316        421,132        2.9%
                                          ========       =========      ======

-------------------------------------------------------------
*    Less than one percent.

     (1) C. Richard Kramlich is a former director of the Company. The general partner of New Enterprise Associates III, L.P. is NEA Partners III, Limited Partnership, the general partners of which are C. Richard Kramlich, Cornelius Bond, Jr., Charles W. Newhall III and Arthur J. Marks. The general partner of New Enterprise Associates V, L.P. is NEA Partners V, Limited Partnership, the general partners of which are Messrs. Kramlich, Newhall and Marks, Thomas C. McConnell and Nancy L. Dorman. Mr. Kramlich shares voting and investment power with such other general partners and disclaims beneficial ownership of shares in which he has no pecuniary interest.

     (2)  Includes 7,500 shares issuable upon exercise of stock options.

     (3)   Includes  11,333 shares issuable upon exercise of stock  options that are exercisable within 60 days granted to Cristina H. Kepner, warrants to purchase 93,037 shares of the Company's Common Stock issued to Invemed Associates, Inc. and warrants to purchase 16,418 shares of the Company's Common Stock issued to Ms. Kepner. Ms. Kepner, a director of the Company and member of its compensation committee, is an officer and director of Invemed Associates, Inc. Ms. Kepner disclaims beneficial ownership of the shares held by Invemed Associates, Inc.

     (4) C. Richard Kramlich is a former director of the Company. The general partner of The Silverado Fund I, Limited Partnership is NEA Silverado Partners, Limited Partnership, the general partners of which are Messrs. Kramlich, Bosnal, Newhall and Marks. Mr. Kramlich shares voting and investment power with such other general partners and disclaims beneficial ownership of shares in which he has no pecuniary interest.

                                  LEGAL MATTERS

     Certain legal matters in connection with the Common Stock offered hereby have been passed upon for the Company by Perkins Coie, Seattle, Washington.

                                     EXPERTS

     The financial statements and related financial statement schedule of the Company appearing or incorporated by reference in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included or incorporated by reference therein and incorporated herein by reference. Such financial statements and related financial statement schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering herein contained and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Shares offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.



                              ____________________


                                                           Page
Available Information                                        2
Incorporation of Certain Documents
 by Reference                                                2
The Company                                                  3
Risk Factors                                                 4
Dividend Policy                                              8
Capitalization                                               8
Selling Shareholders and Plan
 of Distribution                                             9
Legal Matters                                               11
Experts                                                     11





                                  NeoPath, Inc.



                                421,132 Shares of
                                  Common Stock





                               P R O S P E C T U S













                                __________, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses payable by the registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee.

     SEC registration fee                                $2,090
     Legal fees and expenses                              5,000
     Accounting fees and expenses                         4,000
     Blue sky fees and expenses                           2,000
     Miscellaneous fees and expenses                     10,000
                                                        -------
     Total                                              $23,090
                                                        =======

Item 15.  Indemnification of Directors and Officers

     Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Section 10 of the registrant's Bylaws provides for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law. Certain of the directors of the registrant, who are affiliated with principal shareholders of the registrant, also may be indemnified by such shareholders against liability they may incur in their capacity as a director of the registrant, including pursuant to a liability insurance policy for such purpose.

     Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal distributions, or any transaction from which the director personally received a benefit in money, property or services to which the director is not legally entitled. Article 8 of the registrant's Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

     The registrant has entered into an indemnification agreement with each of its executive officers and directors in which the registrant agrees to hold harmless and indemnify the officer or director to the fullest extent permitted by Washington law. The registrant agrees to indemnify the officer or director against any and all losses, claims, damages, liabilities or expenses incurred in connection with any actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, in which the officer or director is, was or becomes involved by reason of the fact that the officer or director is or was a director, officer, employee, trustee or agent of the registrant or any related registrant, partnership or enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action (or inaction) by the officer or director in an official capacity. No indemnity pursuant to the indemnification agreements shall be provided by the registrant on account of any suit in which a final, unappealable judgment is rendered against the officer or director for an accounting of profits made from the purchase or sale by the officer or director of securities of the registrant in violation of the provisions of Section 16(b) of the Exchange Act, and amendments thereto, or for damages that have been paid directly to the officer or director by an insurance carrier under a policy of directors' and officers' liability insurance maintained by the registrant.

Page II-1

Item 16.  Exhibits

       5.1 Opinion of Perkins Coie, counsel to the registrant, regarding the legality of the Common Stock

       23.1 Consent of Ernst & Young LLP, independent auditors (contained on page II-4)

       23.2      Consent of Perkins Coie (contained in Exhibit 5.1)

       24.1      Power of attorney (contained on Page II-3)

Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Page II-2

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Redmond, State of Washington, on the 13 day of August, 1997.

                              NEOPATH, INC.



                              /s/ Alan C. Nelson
                              ------------------
                              By:Alan C. Nelson
                                 President, Chief Executive Officer
                                 and Director

     Each person whose individual signature appears below hereby authorizes Alan C. Nelson or William L. Scott or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments, and any related Rule 462(b) Registration Statement and any amendment thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 13 day of August, 1997.

           Signature                           Title

         /s/ Alan C. Nelson           President, Chief Executive
        -------------------           Officer and Director
        Alan C. Nelson                (Principal Executive
                                      Officer)

         /s/ Walter L. Robb           Chairman of the Board
        -------------------
        Walter L. Robb

        /s/ William L. Scott          Vice President, Chief
       ---------------------          Financial Officer and
       William L. Scott               Director (Principal
                                      Financial Officer)

       /s/ Robert C. Bateman          Corporate Controller and
       ---------------------          Treasurer
       Robert C. Bateman              (Principal Accounting
                                      Officer)

        /s/ Alan D. Frazier           Director
        -------------------
        Alan D. Frazier

        /s/ Cristina H. Kepner        Director
        ----------------------
        Cristina H. Kepner

        /s/ David A. Thompson         Director
        ---------------------
        David A. Thompson

        /s/ Gail R. Wilensky          Director
        --------------------
        Gail R. Wilensky



Page II-3

                                                            EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of NeoPath, Inc. for the registration of 421,132 shares of its Common Stock and to the incorporation by reference therein of our reports dated January 24, 1997, with respect to the financial statements of NeoPath, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                                          Ernst & Young LLP


Seattle, Washington
August 11, 1997

Page II-4

                                  EXHIBIT INDEX


        Exhibit
        Number

     5.1            Opinion   of   Perkins  Coie,  counsel   to   the
                    registrant, regarding the legality of the  Common
                    Stock

     23.1           Consent   of   Ernst  &  Young  LLP,  independent
                    auditors (contained on page II-4)

     23.2           Consent    of   Perkins   Coie   (contained    in
                    Exhibit 5.1)

     24.1           Power of attorney (contained on Page II-3)


Page II-5